EXHIBIT 11.1

                               PHARMACYCLICS, INC.
                          (a development stage company)
            COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                           Three Months Ended            Nine Months Ended
                                                                March 31,                    March 31,
                                                        ------------------------         ----------------------
                                                          1996            1995            1996             1995
                                                          ----            ----            ----             ----

Weighted average common shares outstanding...........     8,471              870           5,298             870
Convertible preferred stock (1)......................        --            5,157           2,149           5,157

Common stock equivalent arising from
   options and warrants issued subsequent
   to June 30, 1994 through October 23, 1995 (2).....        --              314             131             314
                                                       --------        ---------        --------        --------

Weighted average common and
   common equivalent shares..........................     8,471                            7,578
                                                       ========                         ========

Pro forma weighted average common and
   common equivalent shares..........................                      6,341                           6,341
                                                                       =========                        ========

Net Loss.............................................  $ (2,068)       $  (2,823)      $  (5,473)       $ (7,788)

Net loss per share...................................  $  (0.24)                       $   (0.72)
                                                       ========                        =========

Pro forma net loss per share.........................                  $   (0.45)                       $  (1.23)
                                                                       =========                        ========

(1) Shares of convertible preferred stock issued from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the calculation of net loss per share as if they were outstanding for all periods prior to the initial public offering (using the ifconverted method).

(2) Stock options and warrants granted from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the computation of pro forma net loss per share as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method and the initial public offering price).


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